EXHIBIT 10.1


                                 AGREEMENT AMONG

1.   PACIFICNET STRATEGIC INVESTMENT HOLDINGS LIMITED ("Purchaser")

2. SHENZHEN GUHAIGUANCHAO INVESTMENT CONSULTANT CO., LTD. ("Company") (Chinese Company Name)

3.   LION ZONE HOLDINGS LIMITED ( "Holding Company")

4.   Mr. Wang Wenming ("Seller" or "Warrantor")

                     FOR THE SALE AND PURCHASE 51% SHARES OF
                           LION ZONE HOLDINGS LIMITED

THIS AGREEMENT is made on December 14, 2005 and signed by Mr. Victor Tong, Mr. Wang Wenming and above parties in HongKong.

THIS AGREEMENT IS AMONG:

1. PacificNet Strategic Investment Holdings Limited (Chinese Company Name), a company existing under the laws of the British Virgin Islands whose principal place of business is at Room 601, New Bright Building, 11 Sheung Yuet Road, Kowloon Bay, Kowloon, Hong Kong. (hereinafter referred as the "PURCHASER"). The Purchaser is a wholly owned subsidiary of PacificNet Inc. ("PACT"), a company incorporated under the laws of the State of Delaware in the United States of America whose principal office is situated at 860 Blue Gentian Road, Suite 360, Eagan, MN 55121-1575, the United States of America, the shares of which are listed on the NASDAQ stock exchange in the United States of America under the trading symbol of "PACT".

2.   SHENZHEN GUHAIGUANCHAO INVESTMENT CONSULTANT CO., LTD. (Chinese Company
     Name), a Wholly Owned Foreign Enterprise (WOFE) incorporated in Room 2704, Level 27 Tower A Jiangsu Building, Yitian Road, Futian district, Shenzhen, China (Chinese Address); (hereinafter referred to as the "COMPANY", or "GHGC") Business Description of Company: GHGC operates one of the leading Direct Response Television (DRTV) infomercial marketing companies for financial advisory services in China, and offers a wide range of financial advisory services including DRTV infomercials through satellite and cable TV broadcasting, web portals, and subscription-based video streaming via the Internet. The company also offers interactive voice response (IVR) services via fixed and mobile phones. Holding Company rents 30-minute TV programming time slots from the leading satellite and cable TV channels in China to air its infomercials which advertise its DRTV hotline phone number for viewers to contact. Calls are then routed to its large call centers for product inquiry and order placement. Holding Company typically produces its infomercials at its own studio production facility with a direct satellite upload broadcast link provided by four leading satellite TV broadcasters in China.

3. LION ZONE HOLDINGS LIMITED, a company existing under the laws of the British Virgin Islands whose principal place of business is investment consulting service; (hereinafter referred to as the "HOLDING COMPANY"), which is the sole shareholder of the Company and owns 100% ownership of the Company.

4.   Mr. Wang WenMing (Chinese Name), a PRC citizen holding identity card ID:
     440301620507419, residing at Room 301, Building 91, Yuanlinxincun, Futian district, Shenzhen, China); (hereinafter referred to as the "SELLER"), who is the sole shareholder of the Holding Company owing 30,000 shares which represents 100% shareholder of the Holding Company;

5.   Mr. Wang WenMing (Chinese Name), a PRC citizen holding identity card ID:
     440301620507419, residing at Room 301, Building 91, Yuanlinxincun, Futian district, Shenzhen, China; (hereinafter referred to as the "WARRANTOR");

WHEREAS:

1. The Company is a Wholly Owned Foreign Enterprise (WOFE) incorporated under the laws of the People's Republic of China whose principal place of business is at Level 27 Tower A Jiangsu Building, Yitian Road, Futian district, Shenzhen, China (Chinese Address). The Company is 100% wholly owned by the Holding Company.

2. The Company has a paid-in capital of RMB 6,000,000 representing the entire capital of the Company (the "Shares"), and is beneficially owned by the shareholder as set out in Part III of Schedule 1 (hereinafter referred as the "Existing Shareholders of the Company").

3. The Seller owns 30,000 ordinary shares of the Holding Company which representing 100% outstanding shares of the Holding Company.

4. The Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, 12,850 existing ordinary shares of Holding Company (the "SALE SHARES"); and, in addition, the Holding Company agrees to issue to the Purchaser, and the Purchaser agrees to subscribe from the Holding Company, 5,000 ordinary shares of the Holding Company (the "SUBSCRIPTION SHARES") (details of which are set out in Part II of Schedule 1, which in total represent 51% of the 35,000 final shares of the Holding Company on enlarge basis, all upon the terms and subject to the conditions set forth herein.

5. The Purchaser requires the Warrantor, jointly and severally, to give such representations, warranties, covenants and undertakings as set out herein as conditions to the Purchaser's entering into this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1    INTERPRETATION

o Restricted shares: the Escrow shares may be qualified for resale one year after the release date subject to Rule 144 as defined by the SEC.

o The Recitals and Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement and any reference to this Agreement shall include the Recitals and Schedules.

o In this Agreement except where the context otherwise requires the following words and expressions shall have the following meanings:

"AUDITORS"          Certified Public Accountant (CPA), independent auditors
                    approved and designated by the Purchaser;

"BVI"               The British Virgin Islands;

"COMPLETION"        completion of the sale and purchase of the Sale Shares and the issuance and allotment of the Subscription Shares to the Purchaser in accordance with Clause 5 of this Agreement;

"COMPLETION DATE"   Within 45 days of the signing of this document, before 6
                    p.m. Beijing Time (or such later date as the parties shall agree in writing);

"CONDITIONS"        the conditions contained or referred to in Clause 4;

"CONSIDERATION"     the consideration payable for the sale and purchase of the
                    Sale Shares and the subscription of the Subscription Shares of the Holding Company pursuant to Clause 3, as adjusted by clause 6;

"HONG KONG"         Hong Kong Special Administrative Region of the PRC;

"HK$"               Hong Kong dollars

"INTELLECTUAL PROPERTY": patents, trade marks, service marks, registered designs, utility models, applications for any of the foregoing and the right to apply for any of the foregoing in any part of the world, copyright, inventions, confidential information, know-how and business names and any similar rights situated in any country; and the benefit (subject to the burden) of any and all licenses in connection with any of the foregoing;

"MATERIAL ADVERSE CHANGE": means a material adverse change in the assets, business, prospects, financial conditions or results or operations of the Company or any of its Subsidiaries, including, but not limited to:
          i. Pending claim against the Company or its Subsidiaries that shall render the Company becoming insolvent;
          ii. Deficiency in Cash Flow Amount or material losses generated from operations rendering the Company or its Subsidiaries its inability to continue as a going concern;
          iii. deficiency in shareholders' equity.

"NET ASSETS"        all the assets of the Company and the Subsidiaries including intangible assets, intellectual property and goodwill less all the liabilities of the Company and the Subsidiaries including all contingent liabilities) at Completion as shown by the Completion Accounts;

"RMB"               Chinese Currency Renminbi Yuan

"PACT SHARES"       Common shares of PacificNet Inc., traded on NASDAQ under the symbol "PACT";

"PRC"               People's Republic of China;

"SALE SHARES"       the 12,850 ordinary shares of US$0.01 each in the capital of the Holding Company ,such shares being beneficially owned by and registered in the name of the Seller in the proportions inter se set out in Part I

"SUBSCRIPTION SHARES" the 5,000 new ordinary shares of US$0.01 each in the capital of the Holding Company (which together with the Sale Shares, being 17,850 /35,000= 51% of entire issued share capital of the Holding Company enlarged by the allotment and issue of the Subscription Shares) to be issued to the Purchaser;

"SUBSIDIARIES"      the subsidiaries of the Holding Company.

"TAX" AND "TAXATION"  includes all forms of tax, levy, duty, charge, fee, contribution, impost or withholding of any nature now or hereafter imposed, levied, collected, withheld or assessed by a local, municipal, governmental, state, federal or other body or authority in Hong Kong or elsewhere (including any fine, penalty, surcharge or interest in relation thereto);

"US$" OR "USD"      United States dollars;

"UNITED STATES"     United States of America;
o Words and phrases (not otherwise defined in this Agreement) the definitions of which are contained or referred to in the Companies Ordinance of HongKong (Cap. 32) shall be construed as having the meanings thereby attributed to them.
o References in this Agreement to ordinances and to statutory provisions shall be construed as references to those ordinances or statutory provisions as respectively as modified (on or before the date hereof) or re-enacted (whether before or after the date hereof) from time to time and to any orders, regulations, instruments or subordinate legislation made under the relevant ordinances or provisions thereof and shall include references to any repealed ordinance or provisions thereof which has been so re-enacted (with or without modifications).
o The headings are for convenience only and shall not affect the construction of this Agreement.
o All representations, undertakings, warranties, indemnities, covenants, agreements and obligations given or entered into by more than one person are given or entered into jointly and severally.
o Except where the context otherwise requires words denoting the singular include the plural and vice versa; words denoting any one gender include all genders; words denoting persons include incorporations and firms and vice versa.
o Reference to clauses, sub-clauses, paragraphs and schedules are (unless the context requires otherwise) to clauses, sub-clauses, paragraphs and schedules of this Agreement.
o The expressions the "Holding Company", the "Company", the "Seller" and the "Purchaser" unless the context requires otherwise shall include their successors, personal representatives and permitted assigns.
o    The schedules and appendices form part of this Agreement.

2    SALE OF SHARES AND SUBSCRIPTION OF THE SUBSCRIPTION SHARES
     2.1 Subject to the terms of this Agreement, the Seller shall sell as beneficial owner and the Purchaser (relying on the representations, warranties, agreements, covenants, undertakings and indemnities hereinafter referred to) shall purchase the Sale Shares free from all options, liens, charges, pledges, claims, agreements, encumbrances, equities and other third party rights of any nature whatsoever and together with all rights of any nature whatsoever now or hereafter attaching or accruing to it including all rights to any dividends or other distribution declared paid or made in respect of them after the date of this Agreement.
     2.2 Subject to and upon the terms and conditions of this Agreement, the Purchaser shall subscribe for and the Holding Company shall allot and issue the Subscription Shares free from all options, liens, charges, pledges, claims, agreements, encumbrances, equities and other third parties rights of any nature whatsoever subject to and upon the terms and conditions of this Agreement.
     2.3 The Subscription Shares shall be allotted and issued fully paid, and shall rank pari passu in all respects among themselves and with the Shares in issue on the date of allotment and issue, including the right to receive all dividends, distributions and other payments made or to be made the record date for which falls on or after the date of such allotment and issue.


3    CONSIDERATION
     3.1 Valuation Basis: The purchase consideration for 51% of the equity interest of Holding Company is USD$10,200,000, valued at five times of 51% of the anticipated future annual net profit of Holding Company whereas Holding Company guarantees to generate annual net profit of USD$4,000,000, and provides for an adjustment to the purchase price in the event that Holding Company does not achieve an annual net profit of $4,000,000 during fiscal year 2006. The purchase consideration is payable 35% in cash and 65% in restricted shares of PACT, equivalent to 825,000 restricted PACT shares valued at USD$8 per share. The purchase price is payable upon achievement of certain quarterly earn-out targets based on net profits as set out in Table 1.

     3.1.1 Cash Payment for the Purchaser to purchase the Sale Shares (the "Sale Shares", defined as 12,850 ordinary shares) from the Seller:
          USD$2,100,000 payable to the Seller via company check or wire transfer according to the following payment schedule: (i) USD$775,000 within 15 days after the completion as defined in Clause 5 of this agreement.
          (ii) USD$ 700,000 within 30 days after the success completion of the US GAAP Audited Financial Report for Fiscal Year ended December 31, 2005 by an independent US CPA designated by the Purchaser, (iii) USD$625,000 within 30 days after the success completion of the US GAAP Audited Financial Report for First Quarter ended March 31, 2006 by an independent US CPA designated by the Purchaser.

     3.1.2 Stock Payment: USD$6,600,000 payable in PACT Shares, equivalent to 825,000 Restricted PACT Shares (the "Escrow Shares") based on a valuation of USD$8 per PACT share, payable to Seller or their nominee(s) in accordance with the following:
          o Within 30 days of the signing of this agreement, PURCHASER shall deliver to the Escrow Agent (designated by the Purchaser) the Escrow Shares, to be held under the terms of an escrow agreement to be entered into with the Escrow Agent. The Share Release schedule for Stock Payment for Sales Shares is illustrated in Table 1.
          o In exchange, Seller will transfer to the Purchaser 12,850 ordinary shares (the "Sale Shares") of the Holding Company, the Holding Company will issue 5,000 new ordinary subscription shares to the Purchaser.

     3.1.3 Cash Payment: USD$1,500,000 (approximately RMB 12,060,000 using exchange rate of 1USD= 8.04 RMB) payable to the Holding Company for the Subscription Shares after the Completion as defined in Clause 5 of this Agreement, according to the following schedule:USD$750,000 payable within 45 days and USD$387,000 payable within 90 days, the remaining USD363,000 payable within 135 days after the Completion as defined in Clause 5 of this Agreement, and;

3.2  In the event that:

     3.2.1 the Purchaser fails to receive any required regulatory approvals by the US SEC, NASDAQ, or fails to receive the approval of the Shareholders of PACT if required; or

     3.2.2 the conditions set out in Clause 4 shall not have been fulfilled by the Completion Date or such other date as the parties hereto may agree in writing; or
     3.2.3 the transaction is not completed for any reason by January 31, 2006;
     3.2.4 the Escrow Agreement shall provide that the Escrow Shares shall be returned to the Purchaser within ten (10) days following the date on which the Purchaser provides that such conditions have not been met;

3.3  Escrow Arrangement for Escrow Shares

     Warrantor hereby agrees and acknowledges that the total Consideration payable by the Purchaser is based on Warrantor's warranty in respect of the Net Income of the Company as described in this section. In this regard Warrantor hereby agrees to allow the Purchaser to appoint the Escrow Agent upon the terms of the Escrow Agreement in the agreed terms to hold all the Escrow Shares to be issued in accordance with the Escrow Agreement and this Agreement on Completion and Warrantor undertakes that it shall not either sell, transfer, charge, encumber, grant options over or otherwise dispose of, or of any legal or beneficial interest in any of the Escrow Shares until such part of the Escrow Shares are released by the Escrow Agent to Warrantor in accordance with the following schedule (Table 1) upon receipt by PACT Auditors of certification that the auditor's review relating to the Holding Company, the Company, any Variable Interest Entities (VIEs) and its business is acceptable and can be consolidated into PACT's audited accounts, balance sheet and financial statements, in accordance with the US
     GAAP.:


    TABLE 1:

      ------------------------------------- ------------------------------ -----------------------------------------
      Release Date                          Number of Shares to be         Release Criteria based on Accumulated Net
                                            Released                       Income
      ------------------------------------- ------------------------------------------------------------------------
                                            (Upon receipt by PACT Auditors of certification that the auditor's review relating to the Holding Company, the Company, and its business is acceptable and can be consolidated into PACT's audited accounts, balance  sheet and financial statements, in accordance with the US
                                            GAAP.)
      ------------------------------------- ------------------------------ -----------------------------------------
      3.3.1.    Within 45 days after        137,500 restricted             Deposit shares
      closing.                              PACT Shares
      ------------------------------------- ------------------------------ -----------------------------------------
      3.3.2. Within 30 days of the          137,500 restricted PACT        Company has achieved Cumulative Net
      receipt of the Auditors               Shares                         Profit for the 3 months ending on
      certification of the Net Profit                                      December 31, 2005 not less than USD
      ending on December 31, 2005.                                         500,000.
      ------------------------------------- ------------------------------ -----------------------------------------
      3.3.3. Within 30 days of the          137,500 restricted PACT        Company has achieved Cumulative Net
      receipt of the Auditors               Shares plus any shortfall of   Profit for the 3 months ending on
      certification of the Net Profit for   unreleased restricted PACT     March 31, 2006 not less than
      the 3 months ending on March 31,      Shares in 3.3.2                USD$1,000,000.
      2006.
      ------------------------------------- ------------------------------ -----------------------------------------
      3.3.4. Within 30 days of the          137,500 restricted PACT        Company has achieved Cumulative Net
      receipt of the Auditors               Shares plus any shortfall of   Profit for the 6 months ending on June
      certification of the Net Profit for   unreleased restricted PACT     March 30, 2006 not less than
      the 6 months ending on June 30,       Shares in 3.3.2 and 3.3.2      USD$1,000,000.
      2006.
      ------------------------------------- ------------------------------ -----------------------------------------
      3.3.5. Within 30 days of the          137,500 restricted PACT        Company has achieved Cumulative Net
      receipt of the Auditors               Shares plus any shortfall of   Profit for the 9 months ending on
      certification of the Net Profit for   unreleased restricted PACT     September 30, 2006 not less than
      the 9 months ending on                Shares in 3.3.2, 3.3.3 and     USD$3,000,000.
      September 30, 2006.                   3.3.4
      ------------------------------------- ------------------------------ -----------------------------------------
      3.3.6 Within 30 days of the receipt   137,500 restricted PACT        Company has achieved Cumulative Net
      of the Auditors certification of the  Shares plus any shortfall of   Profit for the 12 months ending on
      Net Profit for the 12 months          unreleased restricted PACT     December 31, 2006 not less than
      ending on December 31, 2006.          Shares in 3.3.2, 3.3.3, 3.3.4  USD$4,000,000.
                                            and 3.3.5
      ------------------------------------- ------------------------------ -----------------------------------------

      TOTAL NUMBER of PACT Shares to        825,000 restricted             Company will be entitled to the entire
      be released from the Escrow           PACT Shares                    escrow shares if it has achieved
                                                                           Cumulative Net Profit for the 12
                                                                           months ending on December 31, 2006
                                                                           not less than USD$4,000,000 and
                                                                           Cumulative Net Profit for the 3 months
                                                                           ending on December 31, 2005 not less
                                                                           than USD 500,000
      ------------------------------------- ------------------------------ -----------------------------------------

Purchaser agrees that on the relevant release date (as referred to in the above schedule) the Seller or its nominee(s) will collect the relevant portion of the Escrow Shares from the Escrow Agent

Seller will not play any role in PACT management and will not participate into business operation of PACT as well.

3.4  Net Profit Warranty by Warrantor, Bonus Shares

3.4.1 Warrantor warrants, represents and undertakes that:

1) The total Net Profit of the Company for the 12 months ending on, December 31, 2006 ("First Term") will not be less than USD$4,000,000.

2) The total Net Profit of the Company for the 12 months ending on, December 31, 2007 ("Second Term") will not be less than USD$4,800,000.

     Purchaser maybe entitle to require Seller repurchasing entire or part of "Sale Shares" and "Subscription Shares" received by Purchaser from Seller base upon 5 times of valuation basis defined in Clause 3.1 of this agreement if Company failed to reach the profit target guaranteed by Seller.


3.4.2 Bonus Shares for Achieving Net Profit Exceeding the Profit Guarantee:

     (a) Subject to Completion having occurred and the terms of this Agreement, after the end of First Term, within 30 days of the Auditors certification that the audited financial statements relating to Company and its business is acceptable and can be consolidated into PACT's audited accounts, balance sheet and financial statements, in accordance with the US GAAP, the Warrantor shall be entitled to subscribe for and be issued and allotted the following number of Bonus Shares at par value based on the Net Income of the Company, according to the following formula: Number of Bonus Shares to be issued for First Term = ( Net Profit Amount in USD for First Term in excess of USD$4,000,000) x 51% / ( 30-Day Volume Weighted Average Price of the common stock of PACT beginning from the day after the end of the First
          Term).

     (b) The Number of Bonus Shares must not exceed 700,000 shares of the common stock of PACT.

     (c) The Purchaser shall procure PACT to issue the relevant number of Bonus Shares to the Warrantor within 30 days after the Announcement of the First Term Result.

3.4.3 Purchaser agrees that Purchaser will issue restricted PACT shares to Seller and Seller will be able to loan from Purchaser base upon the Net Cash Asset of the Company immediately prior to Completion ("Cash Asset") in accordance to the following Calculation Formula and terms if the Net Cash Asset of the Company ended December 31, 2005 not less than USD$7,000,000 (equal to RMB 56,000,000) which has been audited under the US GAAP by an independent US CPA designated by the Purchaser and can be consolidated into PACT's audited accounts, balance sheet and financial statements.

     1) The Net Cash Asset of the Company shall be audited and certified by an independent US CPA.(The audit shall be completed before the loan release date otherwise the audit shall be undertook by the Chinese auditor who nominated by both Purchaser and Seller.)

     2) To Compensate Seller for Purchaser's taking control of 51% of net Cash Asset, Purchaser shall issue restricted PACT shares to Seller with the stock value that equals 51% of Cash Asset at the price of the 60-calendar-day Volume Weighted Average Price (VWAP) of PACT before the each of the loan dates. which shall be among USD$7 to USD$9.

     3) Seller will pledge all of above restricted PACT shares to Purchaser for the purpose of loaning from Purchaser. Loan Amount = (Cash Asset) x 51%. Schedule of loan: 30% in Feb, 30% in March, and 40% in April of 2006.

     4) Concurrent to the same schedule of each of the 3 loans in (3), the Company agrees to loan the same amounts, with equivalent value in RMB, to Purchaser's Chinese subsidiary companies with the same terms.

     5) Each of the 6 loans carries a 1-year term without interest, no monthly repayment, and 1 lump sum final payment. In addition, Purchaser will return all of the pledge restricted PACT shares to Seller after the repayment of the loan to the Purchaser before the due date.

3.5  Goodwill Impairment Protection Warranties by the Warrantor

3.5.1 The Warrantor and Seller, jointly and severally, hereby agree to provide from time to time on as needed basis an independent Goodwill Valuation Appraisal of the business operation, including but not limited to profit, projection model, discounted cash flow projection, and net assets of the Holding Company and the Company, in format to the reasonable satisfaction of the Purchaser and by an independent auditor or valuation appraiser designated by PacificNet to determine if any Goodwill Impairment of the Holding Company and the Company.

3.5.2 The Warrantor and Seller, jointly and severally, hereby agree to give Goodwill Impairment Protection Warranties to the Purchaser as stated in the following:

     (I) GOODWILL OF THE COMPANY [the carrying value of the goodwill arose at the time of inception: = [the Acquisition Price plus contingent consideration earned subject to clauses 3.1 and 3.4.2, if any] (MINUS) [the Fair Value of the Net Asset of the Company at the time of the Acquisition

     (II) GOODWILL IMPAIRMENT (only if positive) = Goodwill of the Company (MINUS) [the on-going assessment of the Fair Value of Company recognized and accepted by the auditor of PacificNet Seller and Warrantor from time to time]

     (III) For the next 3 years, there should not be any goodwill impairment as defined above.

     (IV) At any year during the three Years Term ending December 31, 2008 (herein referred as "Three Years Term"), a calculation of annual Goodwill Impairment will be calculated by an independent auditor or appraiser designated by Purchaser. If during the Three-Years Term, any annual Goodwill Impairments is larger than zero (USD$0), Warrantors shall compensate the Purchaser by transferring the equity of the Holding Company that the Purchaser does not already own to the Purchaser with the same value as the Goodwill Impairment for that year (herein referred as "Compensated Shares" based on the following formula:

     (V) Such transfer of any portion of the remaining equity of the Holding Company and the Company based on this Section shall continue on an annual basis until the end of the three Years Term upon the occurrence of goodwill impairment ; provided that there is a goodwill impairment to be compensated for any given year and that the remaining equity has not all been transferred to PacificNet as a result of this Section

     (VI) The Maximum Number of Penalty Shares must not exceed 800,000 PACT.

3.6 Seller and Holding Company shall return to Purchaser all the cash and PACT shares they obtained from Purchaser under this agreement if:

3.6.1 The Company or Holding Company is banned or in any way restricted from conducting business under the existing or new PRC laws or legislation from the State Administration of Foreign Exchange ("SAFE"), the State Administration for Industry and Commerce ("SAIC"), Ministry of Commerce ("MOFCOM"), China Securities Regulatory Commission ("CSRC"), and / or other PRC Government agencies, during the period from the signing of this agreement to July 1, 2006 and the Company fails to change the business model in good faith to adapt to the new regulations, which results to any shortcoming of the accumulated Net Profit in the schedule in 3.3.

3.6.2 The existing shareholders of the Company and Holding Company fail to transfer the shares they hold to Holding Company or to the Purchaser respectively based upon this agreement.

3.7 In case of any stock split or reverse stock split by PACT, the number of PACT shares to be issued, awarded, or returned will be adjusted according to the stock split ratio.

3.8 Use of Proceeds: USD$1,500,000 of the cash from Purchaser to the Holding Company will be used for general operation mainly to acquire hardware components and for market development.

3.9 Force Majeure: If shortfall of Net Income is caused by natural disasters, any major changes of governmental rulings, or other force majeure factors the Purchaser shall waiver the Warrantor's liabilities. If purchaser cannot fulfill the cash payment obligation in 3.1 due to natural disasters, any major changes of governmental rulings and other force majeure factors, the seller, Warrantor, company, and holding company shall waiver the purchaser's liabilities.

4    CONDITIONS

4.1   Any of the obligations of Purchaser hereunder is conditional upon:

4.1.1 the Purchaser being satisfied in its sole and absolute discretion with the results of a legal and financial due diligence review to be conducted by it on the Holding Company and the Company;

4.1.2 if required, the relevant stock exchange, government and securities authority and regulator in the United States granting listing of the PACT Shares to be issued herein;

4.1.3 if required, a resolution at a meeting of the Directors of PACT approving this Agreement, the purchase of the Sale Shares and the Subscription of the Subscription Shares, creating and giving authority for the issue of the Escrow Shares, the implementation of the transactions contemplated hereunder and all other matters incidental hereto in accordance with the provisions of PACT's articles of incorporation and Bylaws and such rules, regulations and laws in force from time to time in the United States and which apply to PACT;

4.1.4 if required, the shareholders of PACT at a meeting of shareholders approving this Agreement, the purchase of the Sale Shares, creating and giving authority for the issue of the Escrow Shares, the implementation of the transactions contemplated hereunder and all other matters incidental hereto in accordance with the provisions of PACT's articles of incorporation and Bylaws and such rules, regulations and laws in force from time to time in the United States and which apply to PACT;

4.1.5 all amounts outstanding to the Seller by the Company have been either repaid or otherwise waived; and

4.1.6 the Purchaser being satisfied at its sole and absolute discretion that the accounts of the Company can be consolidated into PACT's audited financial statement, including balance sheet and income statements in accordance with the US GAAP.

4.2 The Company undertake to disclose in writing to the Purchaser anything which will or may prevent any of the conditions from being satisfied at or prior to Completion, as applicable, immediately upon the Warrantor and/or the Company becoming aware of such a situation.

4.3 From the date of this Agreement until Completion, except for the transactions described herein or otherwise with the prior written consent of the Purchaser:

4.3.1 The Warrantor warrants and undertakes that they will cause the Company to:

     1 conduct its Business in the ordinary course and consistent with past practices;

     2 use its best efforts to maintain in full force and effect the existence of the Company;

     3 promptly and timely prepare and file any financial reports and franchise tax returns and pay all taxes and assessments, if any, required to maintain the existence of the Company;

     4 keep records in which true and correct entries will be made of all material transactions by and with the Company;

     5 duly observe all material requirements of governmental authorities unless contested in good faith by appropriate proceedings with the consent of the Purchaser;

     6 promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company unless contested in good faith by appropriate proceedings with the consent of the Purchaser;

     7 at all times comply with the provisions of all contracts, agreements and leases to which the Company is a party, unless contested in good faith by appropriate proceedings with the consent of the Purchaser; and

     8 to use best endeavors to procure that the management officers of the Company at the date of this Agreement remain and continue as officers after completion;

4.3.2 The Warrantor warrants and undertakes to cause the Company not to:

     1    modify its Memorandum or Articles of Incorporation or Bylaws;

     2    cause or permit its liquidation or dissolution;

     3 institute, or permit to be instituted against it, any proceeding, which remains undismissed for a period of 30 days after the filing thereof, seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of any order or relief or the appointment of receiver, trustee or other similar official for it or for any substantial part of its property;

     4    make a general assignment for the benefit of its creditors;

     5 except as agreed in this Agreement, declare or pay any dividend or make any distribution to any of its shareholders;

     6 issue, redeem, sell or dispose of, or create any obligation to issue, redeem, sell or dispose of, any shares of its capital stock (whether authorized but unissued or held in treasury);

     7    effect any stock split, reclassification or combination;

     8 modify its agreements and other obligations with respect to its long-term indebtedness, including but not limited to its loan agreements, indentures, mortgages, debentures, notes and security agreements.

     9 Negotiate or enter into an agreement with another party related to the sale of the Company.

4.4 Until Completion, the Warrantor, the Company shall use its best efforts to ensure that the Purchaser, its agents and representatives are given reasonable access to such documents relating to the Company, as the Purchaser shall request. The Company will assist the Purchaser's auditor to complete the audit report of the Company in accordance with the US GAAP

4.5 The Warrantor warrants, represents and undertakes that there shall have been no Material Adverse Change in the assets or the business, prospects, financial condition or results of operations of the Company.

4.6 The Purchaser shall be entitled to rescind this Agreement by notice in writing to the Seller, if prior to Completion it appears that any of the Warranties is not or was not true and accurate in all respects or if any act or event occurs which, had it occurred on or before the date of this Agreement, would have constituted a breach of any of the Warranties or if there is any material non fulfillment of any of the Warranties which (being capable of remedy) is not remedied prior to Completion.

5    COMPLETION

5.1 Subject to the terms of this Agreement and subject to the approval of the board of directors of the Purchaser, Completion shall take place pursuant to this clause at the offices of the Purchaser 's Legal Counsel on the Completion Date.

5.2  Upon Completion the Seller and the Holding Company shall deliver to the
     Purchaser:

     a) duly completed and signed transfers of the Sale Shares by the registered holders thereof in favor of the Purchaser or as it may direct together with the relative bought/sold notes and share certificates;

     b) duly completed, executed and validly issued share certificates of the Sale Shares and the Subscription Shares in favor of the Purchaser or as it may direct;

     c) certified true copies of the minutes of meetings of the Holding Company's board of directors and shareholders approving the transfer, assignment and allotment of the Sale Shares to the Purchaser;

     d) certified true copies of the minutes of meetings of the Holding Company's board of directors and shareholders approving this Agreement and all matters herein contemplated and the transfer and assignment of its Sale Shares and the issuance and allotment of the Subscription Shares to the Purchaser.

     e) Holding Company will transfer to Purchaser its Company Kit including shareholders registry, director list, company seal and chop, by-laws, etc.

5.3  Upon Completion the Purchaser shall deliver to the Seller and the Holding
     Company:

     a) a copy of resolutions of the board of directors of the Purchaser approving this Agreement and other documents necessary for the purpose of effecting this transaction and authorizing a person or persons to execute the same (with seal, where appropriate) for and on its behalf.

     b) an application letter duly signed by the Purchaser for the Subscription of the Subscription Share.


6    REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1 The Company, the Seller, and the Warrantor, jointly and severally, represent, warrant and undertake to the Purchaser (to the intent that the provisions of this clause shall continue to have full force and effect notwithstanding completion) that:

6.2 The Warranties is true and accurate in all respects and not misleading at the date of this Agreement and will continue to be true and accurate in all respects and not misleading up to and including the Completion Date;

6.3 the Company and the Seller have and will have full power and authority to enter into and perform this Agreement and the Deed of Indemnity which constitute or when executed will constitute binding obligations on them in accordance with their respective terms;

6.4 the Sale Shares and the Subscription Shares will constitute 51 percent of the entire issued and allotted capital of the Holding Company, enlarged by the allotment and issuance of the Subscription Shares, on a fully diluted basis,

6.5 the Holding Company owns 100 percent of the entire issued and allotted capital of the Company on a fully diluted basis.

6.6 there have been no options, warrants, pledges, bonds or any instrument or agreement of the like whatsoever granted to any third party by any of the Seller in favor of any third party in respect of any shares in the Holding Company;

6.7 there is and at completion will be no pledge, lien or other encumbrance on, over or affecting the Sale Shares and there is and at completion will be no agreement or arrangement to give or create any such encumbrance and no claim has been or will be made by any person to be entitled to any of the foregoing;

6.8 the Seller will be entitled to transfer the full legal and beneficial ownership of the Sale Shares to the Purchaser on the terms of this Agreement without the consent of any third party and the Holding Company will be entitled to issue the Subscription Shares without any further consent or approval when issued, the subscription shares shall be dully issued and authorized;

6.9 The Seller acknowledges that the Escrow Shares have not been registered and are "Restricted Securities";

6.10 The information in Schedule 2 relating to the Company is true and accurate in all respects;

6.11 The Holding Company is the 100% beneficial owner of the shares of the Company free from any encumbrance, and the Seller is the 100% beneficial owner of the shares in the Holding Company free from any encumbrance;

6.12 The contents of the Disclosure Letter and of all accompanying documents are true and accurate in all respects and fully, clearly and accurately disclose every matter to which they relate;

6.13 The Company are duly incorporated and validly existing in its relevant jurisdiction of incorporation;

6.14 The Holding Company or Company will implement all the necessary financial control procedures, certification and representation letters, as required by PacificNet's management, audit committee, independent auditor, the US SEC, and the USA, Hong Kong and China governments.

6.15 Force Majeure: If Corporate Goodwill Impairment is caused by natural disasters, changes of governmental rulings and other force majeure factors, the Purchaser shall waiver liabilities of the Seller, Warrantor, the Company and any other related parties.

6.16 The Purchaser represents warrants and undertakes to the Seller Warrantor and Company (to the intent that the provisions of this clause shall continue to have full force and effect notwithstanding completion) that:

6.17 The Purchaser is true and accurate in all respects and not misleading at the date of this Agreement and will continue to be true and accurate in all respects and not misleading up to and including the Completion Date

6.18 The Purchaser has and will have full power and authority to enter into and perform this Agreement and the Deed of Indemnity which constitute or when executed will constitute binding obligations on them in accordance with its respective terms;

6.19 there have been no options, warrants, pledges, bonds or any instrument or agreement of the like whatsoever granted to any third party by the Purchaser in favor of any third party in respect of any PACT restricted shares;

6.20 the Purchaser will be entitled to transfer the full legal and beneficial ownership of the PACT restricted Shares to the Seller on the terms of this Agreement without the consent of any third party.

6.21 The contents of the Disclosure Letter and of all accompanying documents are true and accurate in all respects and fully, clearly and accurately disclose every matter to which they relate;

6.22 The consideration promised by Purchaser shall be lawful and be paid to Seller;

6.23 Force Majeure: If delay payment by Purchaser is caused by natural disasters, changes of governmental rulings and other force majeure factors, the Seller, Warrantor, the Company and any other related parties shall waiver liabilities of Purchaser.

7    RESTRICTIONS

7.1 The Company, the Seller, and the Warrantor undertakes to the Purchaser that they shall not without the prior written consent of the Purchaser for a period of 2 years after Completion either solely or jointly with or on behalf of any other person, firm, company, trust or otherwise whether as director, shareholder, employee, partner, agent or otherwise (The Purchaser shall permit and agree the continuing existence of the Seller's directorships and shareholdings in any other company which have been established before the date on which this agreement is signed no matter whether those company' business is in competition with the Company or not.):

     7.1.1 carry on or be engaged or interested directly or indirectly in any capacity (except as the owner of shares or securities listed or dealt in on a stock exchange in Hong Kong, PRC, and USA or elsewhere held by way of investment only) in any business which shall be in competition within Greater China and USA with the Company or its subsidiaries in the current Business of the Company;

     7.1.2 solicit or entice or endeavor to solicit or entice away from the Company or its subsidiaries any employee, officer, manager, consultant (including employees who are directors) of the Company or its subsidiaries or any persons whose services are otherwise made available to the Company or its subsidiaries;

7.2 The Company, the Seller, and the Warrantor further undertake to the Purchaser that:

     7.2.1 they will not at any time hereafter make use of or disclose or divulge to any person other than to officers or employees of the Company whose province is to know the same any information relating to the Company or the subsidiaries other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction;

     7.2.2 they will not at any time hereafter in relation to any trade, business or company use a name, trademark, brand name, or internet domain name including the word or symbol, or logo design
          GuHaiGuanChao (Chinese Name) and GHGC.cn, ChinaGoHi.cn, or any similar word [or symbol] in such a way as to be capable of or likely to damage the benefit of the Company or any subsidiary and shall use all reasonable endeavors to procure that no such name shall be used by any person, firm or company with which they are connected;

     7.2.3 they will procure that its subsidiaries, holding company and any other affiliated companies and its employees will observe the restrictions contained in this Clause 7;

     7.2.4 they shall not do anything which might prejudice the goodwill of the Company or its subsidiaries.

7.3 Each and every obligation under this clause shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this clause and any such deletion shall not affect the enforceability of all such parts of this clause as remain not so deleted.

7.4 The restrictions contained in this clause 7 are considered reasonable by the parties but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the area of operation or the period of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

7.5  Nothing in this Clause 7 shall apply to:

     7.5.1 the direct or indirect holding of any securities listed on a recognized stock exchange by the Company, the Seller, and the Warrantor; or

     7.5.2 the holding by the Company, the Seller, and the Warrantor of any securities of any member of the Group; or

     7.5.3 the use or disclosure of any information which can be shown by Seller to be in the public domain (otherwise than in consequence of any breach by any of the Company, the Seller, and the Warrantor of any provisions of this Agreement).

8    RIGHT OF FIRST REFUSAL

8.1 Before any shares in the Holding Company may be sold or otherwise transferred or disposed of by any of the Shareholders of the Company ("Selling Shareholder", including but not limited to the Seller), the Purchaser shall have a right of first refusal ("Right of First Refusal") to purchase such shares ("Offered Securities") in accordance with Clauses (8.2) and (8.3) below.

8.2 Before the transfer or disposal of any Offered Securities, the Selling Shareholder shall deliver to the Purchaser and the Company a written notice ("Transfer Notice") stating:

     8.2.1 the Selling Shareholder's intention to sell or otherwise dispose of such Offered Securities;

     8.2.2 the name of each proposed purchaser or other transferee (a "Proposed Transferee");

     8.2.3 the number of Offered Securities to be transferred to each Proposed Transferee; and

     8.2.4 the cash price and/or other consideration for which the Selling Shareholder proposes to transfer the Offered Securities to the Proposed Transferee ("Offered Price").

8.3 The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the Proposed Transferee(s) and in good faith believes a binding agreement for the Disposal is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed disposal.

8.4 The Purchaser is entitled to purchase the Offered Securities at the same Offered Price and upon the same terms that the Selling Shareholder is proposing or is to dispose of such Offered Securities within 45 calendar days after delivery of the Transfer Notice ("Purchase Right Period"). If any of the Offered Securities proposed in the Transfer Notice to be transferred are not purchased by the Purchaser, then after expiry of the Purchase Right Period, the Selling Shareholder may sell or otherwise transfer or dispose of such Offered Securities which have not been purchased by the Purchaser at the Offered Price or at a higher price, provided that such sale or other transfer shall be completed and consummated within 45 days after the expiry of Purchase Right Period, and provided further that the Proposed Transferee agrees in writing that the provisions of this Agreement and any shareholder's agreement between the Purchaser and the Seller regulating their respective rights within the Company (if any) shall continue to apply to the Offered Securities that are transferred to the Proposed Transferee. If the Offered Securities described in the Transfer Notice are not transferred to the Proposed Transferee within such 45 day period, such Selling Shareholder will not transfer or dispose of any Offered Securities unless such securities are first re-offered to the Purchaser in accordance with Clauses (8.2) and (8.3) above.

8.5 Notwithstanding the procedures set forth above, if one Party wishes to transfer its ownership shares to its affiliate, the other Party shall promptly give consent to such proposed transfer and waive the right of first refusal. "Affiliate" shall mean any company which, through ownership of voting stock or otherwise, is controlled by, under common control with, or in control of, a Party; "control" shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the securities having the right to vote for the election of directors in the case of a corporation, and more than fifty percent (50%) of the beneficial interests in the capital in the case of a business entity other than a corporation.

9    BOARD OF DIRECTORS, OPERATION AND MANAGEMENT

9.1 The board of directors of the Holding Company and Company shall be the highest authority of their respective Company and shall determine all major issues of the respective Company, subjected to applicable laws.

9.2 The board of directors of the Holding Company and Company shall consist of Seven (7) directors nominated by their respective shareholders. The Purchaser shall nominate 4 directors, the Company Legal Representative, and the Company Financial Officer (CFO) and Financial Controller. The Warrantor shall nominate 3 directors.

9.3 The boards of directors shall meet at least once every quarter. A Board meeting may be called by any director with 3 days notice.

9.4 The Company shall establish an operation and management structure to be responsible for the daily operation and management of the respective Company. The officers of the Company shall include one (1) General Manager, one (1) Vice General Manager, and one Chief Financial Officer.

9.5 The task of the General Manager shall be to carry out the various resolutions of the board of directors of the respective company and organize and direct the daily operation and management of the respective company. The operation and management structure may consist of certain departments, the managers for which shall be responsible for the work of the relevant departments, handle matters delegated by the General Manager and the Vice General Manager, and report to the General Manager and the Vice General Manager.

9.6 In the event of graft or serious dereliction of duty, the General Manager, the Vice General Manager, and the Legal Representative of Holding Company or Company may be removed and replaced by the board of directors of the respective company with a resolution at any time.

9.7 The Warrantor and Seller jointly warrant that the PAICIFCNET COMPANY-WIDE ACCOUNTING, FINANCIAL AND INTERNAL CONTROL POLICIES AND STANDARD PROCEDURES (Schedule 5) and any related or additional SEC regulations on Internal Control (eg. SEC's Sarbanes-Oxley Act) will be followed and implemented:

     The Company, Warrantor and Seller, hereby jointly agree to and accept the following PacificNet Member Company Financial Accounting Monthly Reporting And Internal Control Requirements, and agree to all the PacificNet financial accounting and internal control requirements in accordance with the terms and conditions outlined in the PacificNet Accounting Policy, Code of Conducts and Code of Ethics. Furthermore, Warrantor and Seller agree to certify that all the information we provide to PacificNet shall be true and accurate to our best knowledge and may be subject to verification. Warrantor and Seller agree to perform my best capability to fulfill all the job duties for as listed in the above requirement list. Warrantor and Seller agree to abide by PacificNet's monthly reporting requirements, and Warrantor and Seller agree to provide all the required information according to PacificNet's Member Company Financial Accounting Monthly Reporting And Internal Control Requirements, as outlined below: PacificNet Member Company Financial Accounting Monthly Reporting And Internal Control Requirements, and Standard Operation Procedures:

     1. Balance Sheet, including detailed list of assets (*Required monthly, within 15 days after the end of each month)

     2. Detailed Profit & Loss Account (P&L)for the month, and year-to-date. Must include the MD&A section (MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION). (*Required monthly, within 15 days after the end of each month) Management must discuss and analyze the financial results. You need to tell us, in this MD&A section, how you are performing compared to last quarter, tax issues, etc. Must include Related party transactions (RPT), and Management's Discussion and Analysis.

     3. Cash Flow Statement for the month, and year-to-date (*Required monthly, within 15 days after the end of each month)

     4. Bank statements as for the month, and corresponding bank reconciliation statements (*Required monthly, within 15 days after the end of each month) (* Must provide certified true copy of original statements)

     5.   Detailed breakdown of Accounts Receivable (AR) and Accounts Payable
          (AP), AR aging reports and net of allowance for doubtful accounts, and consider whether any provision required. (*Required monthly, within 15 days after the end of each month)

     6. Material Contracts, Sales Agreements, Invoices, Purchase Orders, Legal Disputes or Lawsuits, Tenancy agreements, Labor Issues, Tax Issues. Any necessary schedules and documents. (*Required monthly, within 15 days after the end of each month) (* Must provide certified true copy of original documents)

     7. Updated Company Group Chart, including all subsidiaries, affiliates, joint ventures, and related party companies, % ownership, list of shareholders, directors and officers. Report of equity movement (number of shares, options, warrants, any new issuance and transfer) for each member company. (*Required monthly, within 15 days after the end of each month)

     8. Minutes of shareholders' and directors' meeting for each subsidiary and affiliated companies. Each company must hold a minimum of one Board of Directors meeting per quarter to review the quarterly financial reports before submitting to PacificNet Inc. for consolidation and auditors reviews. (*Required quarterly, within 15 days after the end of each quarter)

     9. Revenue/Profit forecast for the current and next quarter, and for the whole year. (*Required quarterly, within 15 days after the end of each quarter. Must provide immediate update, revision if you see an important change in your forecast.)

     10. Human Resources (HR) report: must provide complete staff directory (including consultants, contractors and part-time employees) , name, title, job function/description, compensation (including salary, bonus, benefits, reimbursement, stock and options), telephone, mobile, instant message (MSN, SkypeID), job function, etc. Updated Employee Directory and HR Company Organization Chart. (*Required monthly, within 15 days after the end of each month)

     11. Important Business Development News, Press Releases, Events Announcements, Media Coverage, etc.

     12. Implementation of PacificNet Company-wide Standard Financial Accounting Software: we agree to implement PACT company wide, standard financial accounting software, intranet, VPN, and office automation
          (OA) systems as required by PacificNet.

     13. Adoption and proper display of PacificNet corporate identity, standard trade name, brand name, company name, symbol and signage, domain name, logo and trademark, on all company facilities, printed materials, media coverage, press releases, business cards, web sites, as required by PacificNet.

10   INDEMNITY

     The Seller and the Warrantor will indemnify and will keep indemnified and save harmless the Purchaser (for itself and as trustee for the Company from and against any and all losses, claims, damages (including lost profits, consequential damages, interest, penalties, fines and monetary sanctions) liabilities and costs incurred or suffered by the Purchaser by reason of, resulting from, in connection with, or arising in any manner whatsoever out of the breach of any Warranties or covenants or the inaccuracy of any representation of the Seller or the Warrantor contained or referred to in this Agreement or in any agreement, instrument or document delivered by or on behalf of the Seller or the Warrantor in connection therewith including, but not limited to, any diminution in the value of the assets of and any payment made or required to be made by the Purchaser or the Company or any Subsidiary and any costs and expenses incurred as a result of such breach provided that the indemnity contained in this clause 9 shall be without prejudice to any other rights and remedies available to the Purchaser;

11    COSTS

The Purchaser shall pay for all the due diligence costs, including auditing and valuation appraisal costs, fairness opinion letter, legal costs, and expenses and other incidental costs and disbursements in relation to the negotiations leading up to the purchase of the Sale Shares and to the preparation, execution and carrying into effect of this Agreement and all the related supplementary agreements and attachments.

12   SEVERABILITY

In the event that any provision of this Agreement is held to be unenforceable, illegal or invalid by any court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions shall not be affected nor shall any subsequent application of such provisions be affected. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

13   COUNTERPARTS AND COMPLETE AGREEMENT

This Agreement may be executed in counterparts with the same force and effect as if executed on a single document and all such counterparts shall constitute one and the same instrument.

COMPLETE AGREEMENT

This Agreement represents the entire and complete agreement between the parties in relation to the subject matter hereof and supersedes any previous agreement whether written or oral in relation thereto. No variations to this Agreement shall be effective unless made or confirmed in writing and signed by all the parties hereto.

14   NOTICES

Any notice required to be given under this Agreement shall be sufficiently given if delivered in person, forwarded by registered post or sent by overnight international couriers or facsimile transmission to the relevant party at its address, or fax number set out below (or such other address as the addressee has by five days prior written notice specified to the other parties) :

    To the Purchaser:
    Attn:   Victor Tong, President
            PacificNet Strategic Investment Holdings Limited and PacificNet Inc.
             860 Blue Gentian Road, Suite 360, Eagan, MN 55121, USA

    To Company: SHENZHEN GUHAIGUANCHAO INVESTMENT CONSULTANT CO., LTD.
               (Chinese Company Name)
    Address: Room 2704,Level 27 Tower A Jiangsu Building, Yitian Road, Futian
            district, Shenzhen, China
    Attn:    Mr. Wang Wenming, Chairman of the Board

    To the Holding Company, Lion Zone Holdings Limited
    Address: P.O.Box 957, Offshore Incorporations Centre, Road Town, Tortola,
             British Virgin Islands
    Mr. Wang Wenming, Chairman of the Board

    To the Seller and Warrantor, and Mr. Wang Wenming
    Address: Room 301, Building 91, Yuanlinxincun, Futian District, Shenzhen, China

15   SETTLEMENT OF DISPUTES

The formation of this Agreement and its Appendices and related agreements, and the validity, interpretation, performance and settlement of disputes thereof shall be governed by the laws of the Hong Kong SAR. Any disputes arising out of or in connection with this Agreement shall be resolved through friendly consultations by the Parties; if no agreement can be reached through consultations within thirty (30) days after the occurrence of such dispute, either Party shall have the right to submit such dispute to the International Economic and Trade Arbitration Commission Hong Kong Branch for arbitration in Hong Kong in accordance with its procedures of arbitration. The arbitral award shall be final and binding upon both Parties.

16   GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong SAR.

IN WITNESS WHEREOF, the Purchaser, the Holding Company, the Company, the
Seller and the Warrantor have duly executed, or have caused to be duly executed by their respective officers thereunto duly authorized, this Agreement as of the date first written above.

SIGNATURE PAGE
--------------

THE PURCHASER:  PACIFICNET STRATEGIC INVESTMENT HOLDING LIMITED AND PACIFICNET
                INC.

                        By:     /s/ Victor Tong
                                ------------------------------------------
                        Name:   Victor Tong
                        Title:  President

COMPANY: SHENZHEN GUHAIGUANCHAO INVESTMENT CONSULTANT CO., LTD.
         (Chinese Company Name)

                        By:     /s/ Wang Wenming
                                ------------------------------------------
                        Name:   Mr. Wang Wenming
                        Title:  Legal Representative and Chairman of the Board


THE HOLDING COMPANY: LION ZONE HOLDINGS LIMITED

                        By:     /s/ Wang Wenming
                                ------------------------------------------
                        Name:   Mr. Wang Wenming
                        Title:  Legal Representative and Chairman of the Board

THE SELLER WANG WENMING, SIGNATURE: /s/ Wang Wenming



THE WARRANTOR: WANG WENMING, SIGNATURE:  /s/ Wang Wenming

SCHEDULE 1

PART I
THE HOLDING COMPANY SHAREHOLDERS AND SHARES
Company Name:  LION ZONE HOLDINGS LIMITED
--------------------------------------------------------------------------------
Name of Shareholder                     Number of Shares held by the Shareholder
--------------------------------------------------------------------------------
Mr. Wang Wenming                        100% ordinary shares (30,000 shares)
--------------------------------------------------------------------------------



PART II

The Sale Shares
12,850 ordinary shares of US$1 each of LION ZONE HOLDINGS LIMITED
The Subscription Shares
5,000 ordinary shares of US$1 each of LION ZONE HOLDINGS LIMITED


PART III
THE COMPANY SHAREHOLDERS AND SHARES
Company Name: SHENZHEN GUHAIGUANCHAO INVESTMENT CONSULTANT CO., LTD. (Chinese Company Name)

--------------------------------------------------------------------------------
Name of Shareholders (1)            Percentage of Shares held by the Shareholder
--------------------------------------------------------------------------------
LION ZONE HOLDINGS LIMITED          100%
--------------------------------------------------------------------------------

SCHEDULE 2
THE HOLDING COMPANY

NAME: LION ZONE HOLDINGS LIMITED
INCORPORATED IN: British Virgin Islands
NO. ISSUED SHARES: 30,000 ordinary shares
      US$ 1 per share
NOMINAL SHARE VALUE: US$1
ISSUED SHARE CAPITAL: US$1
REGISTERED OFFICE: P.O.Box 957,Offshore Incorporations Centre, Road Town,
                   Tortola, British Virgin Islands
Mr. Wang Wenming, Chairman of the Board Lion Zone Holdings Limited (B.V.I.) REGISTERED SHAREHOLDERS:
                  Wang Wenming--ordinary shares (30,000 shares)
Directors: Wang Wenming
           Tse KWong

SCHEDULE 3

        CONFIDENTIALITY, NON-COMPETITION, AND NON-CIRCUMVENTION AGREEMENT

Dated ________________________, 2005

Company Name:  SHENZHEN GUHAIGUANCHAO INVESTMENT CONSULTANT CO., LTD.
                    (Chinese Company Name)
Company Address: Level 27 Tower A Jiangsu Building, Yitian Road, Futian
                 district, Shenzhen, China

     This Confidentiality, Non-Competition and Non-Circumvent Agreement (hereby referred to as the Agreement) is made effective on the abovementioned date (the Effective Date) between the abovementioned Company and PacificNet Inc., with an office located at 860 Blue Gentian Road, Suite 360, Eagan, MN 55121 (hereby know as the Parties).

Confidentiality
---------------
     It is Agreed and Understood that each party owns certain confidential and proprietary information that the other party from time to time, may need or may have acquired in order to explore business or investment opportunity of mutual interest.

     Confidential Information means any information and/or material which is proprietary to one party, whether or not owned or developed by itself, which is not generally known other than by itself, and which either Party may obtain through any direct or indirect contact with the other Party. Confidential Information will be conspicuously identified when, or soon after, it is originally disclosed, as "Confidential" or "Proprietary".

     Confidential Information includes without limitation, business records and plans, customer and partner lists, investor and investee lists, bank and lending lists, trade secrets, pricing structures, business sources, computer programs, names and expertise of employees and consultant and other technical, business, financial, customer and product development plans, forecasts, strategies and information. Confidential information does not include: matters of public knowledge; information rightfully received by the Company from a third Party without a duty of confidentiality; information independently developed by either Party; information disclosed by operation of law; information disclosed by one party with the prior written consent of the other party; and any other information that the Parties agree in writing is not confidential.

     The Parties understand and acknowledge that Confidential Information of each party has been developed or obtained by such party by the investment of significant time, effort and expense, and that the Confidential Information is a valuable, special and unique asset of the respective Parties. Therefore, the Parties agree to hold in confidence and not to disclose the Confidential Information to any person, employee or entity including their affiliates, subsidiaries, stockholders, partners, trading partners and other associated organizations (herein referred to as affiliates) without the prior written consent of the other Party that owns the Confidential Information for a period of three (3) years from the Effective Date hereof unless Parties enter into a Relationship, in which case, this Agreement remains in effect for the term of the partnering agreement and one (1) year after the termination of said partnering agreement or when all Confidential Information has been returned to its owner, whichever occur first.

     Immediately upon the earlier of (i) the written request of the disclosing party or (ii) the termination of this Agreement, the receiving party will return to the disclosing party all Confidential Information of the disclosing party and all documents or media containing any such Confidential Information and any and all copies or extracts thereof, which remain the property of the disclosing party at all times.

Non-Circumvention
-----------------
     Both Parties agree that neither Party shall circumvent the other Party with regards to any transaction resulting from the disclosure of Confidential Information from one Party to the other Party. Specifically, but without limitation, the Company will not approach PacificNet's business partner(s), potential investor(s) and investee(s) in circumvention of PacificNet. Each Party undertake not to directly contact deal with transact Business with or otherwise be involved with any Corporation, Partnership, Proprietorship, Trust, Individual, Affiliate, or other Entity introduced by either Party without the specific written permission of the Introducing Party. In the event of circumvention of this agreement by either party, directly or indirectly, the circumvented party shall be entitled to legal monetary penalty equal to the maximum potential investment return and service it should realize from such a transaction plus any and all expenses, including, but nut limited to, all legal costs and expenses to recover the lost revenue.

General Provisions
------------------
     This Agreement sets forth the entire understanding of the Parties regarding confidentiality and non-circumvention. Any amendments must be in writing and signed by both Parties. Each Party shall take reasonable steps to ensure that their Employees, Agents, Representatives, Officers, Independent Contractors Shareholders, Principals, Affiliates, and other Third Parties- also - abide by the provisions of this Agreement. This Agreement shall not be assignable by either Party, and neither Party may delegate its duties under this Agreement, without prior written consent of the other Party. This Agreement shall remain in effect until canceled in writing by both Parties. This agreement creates no obligation to purchase, sell, develop, research or disclose anything. It grants no license or right to use proprietary technology. It creates no agency or partnership. This agreement is governed by the laws of the place that the agreement is executed. Injunctive relief can be granted for any breach of the agreement, as money damages would not cure the harm from the breach. It supersedes all prior nondisclosure or similar agreements between the parties as to the Proprietary Information disclosed after the Effective Date. It binds the parties, their heirs, successors, subsidiaries, associates, affiliates, and assignees. Any controversy or claim arising out of this Agreement, which could not be settled amicably between the Parties themselves, shall be decided by arbitration in accordance with the International Chamber of Commerce (ICC) Rules of Arbitration and the Non-Circumvention and Non-Disclosure Laws and Provisions, in the nearest Regional ICC Court of Administration. In any proceedings to interpret or enforce the agreement, the prevailing party shall receive from the other party costs and reasonable attorney fees, including costs and fees incurred in preparation therefore and on appeal therefrom.

AGREED and ACCEPTED, by
Signature: /s/ Victor Tong
Name: Victor Tong
Title: President
Company: PacificNet Inc.

SHENZHEN GUHAIGUANCHAO INVESTMENT CONSULTANT CO., LTD. (Chinese Company Name)

Signature: /s/ Wang Wen Ming
Name: Wang Wen Ming
Title: Legal Representative and Chairman of the Board

SCHEDULE 4

                                  [In Chinese]

SCHEDULE 5


                                  [In Chinese]

EXAMPLE 1


                                  [In Chinese]

EXAMPLE 2

                                  [In Chinese]

SCHEDULE 6

Trade Marks:

Service Marks:

Copyrights:

Patents:

Software List of Functions: